Exhibit 99.1
South Texas Oil Company Announces 2008 Proved Reserves
and Preliminary 2009 Capital Expenditure Budget

•	Strong Proved Reserves Growth: 5.1 MMBoe from 0.581 MMBoe in 2007
•	SEC PV-10 Value Up Sharply: $70.3 million from $18.0 million in 2007

SAN ANTONIO – February 17, 2009 (PR Newswire) – South Texas Oil Company (Nasdaq: STXX) today announced estimated total proved reserves quantities at December 31, 2008 of 5.1 million barrels of oil equivalent (MMBoe).  The Company also announced a preliminary 2009 capital expenditure budget (CAPEX) of $10.0 million.

2008 Proved Reserves
For 2008, total proved reserves are comprised of 3.1 million barrels of oil and 12.1 billion cubic feet of natural gas.  The reserve mix is approximately 60% crude oil.  Approximately 12% of the proved reserves are classified as proved developed and 88% are proved undeveloped (PUD).

At December 31, 2008, the Company's estimated, pre-tax future net cash flows discounted at 10% (commonly known as SEC PV-10) for proved reserves was $70.3 million.  In determining the 2008 PV-10 calculation, the Company’s reserve engineers used net year-end commodity prices of $44.60 per barrel of crude oil at West Texas Intermediate pricing adjusted by lease for quality, transportation fees and regional price differentials, and for determining the natural gas quantities, $5.71 per million British thermal units (MMBtu) of natural gas priced at Henry Hub Cash Market Price adjusted by lease for Btu content, transportation fees and regional price differentials.  All prices are held constant through the life of the wells.

The majority of total proved reserves are located in the Giddings and Bastrop Fields in the Company’s core operating area.  With the exception of the DJ Basin, for 2008, the Company’s reserve estimates are engineered by Dallas-based independent, third-party reservoir engineering consultants, Forrest A. Garb & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins.  The 2008 DJ Basin reserves were engineered by Denver-based MHA Petroleum Consultants and were audited by Forrest A. Garb & Associates, Inc.  The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements, and the reserve estimates do not include any probable or possible reserves.

For 2007, reserve estimates were engineered by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc.

For reserves booked in 2009, new SEC-defined regulations for oil and gas reserve disclosures will become effective.  The new methodology utilizes average commodity prices received throughout the year in calculating the value of proved reserves.  The current methodology employs a point-in-time calculation based on the price at December 31 of the year the reserves are booked.  Under the average-price scenario, utilizing a simple arithmetic average of the closing price on the last day of month for previous 12-month period, South Texas Oil Company’s proved reserves quantities at December 31, 2008 would have been 5.2 MMBOE carrying a SEC PV-10 value of $162.8 million.  Average prices used in the calculation of reserve quantities under the average pricing scenario were $95.60 per barrel $8.63 per MMBtu, as compared to the above-mentioned $44.60 per barrel and $5.71 per MMBtu on December 31, 2008.

Estimated Proved Reserves Summary*

Category	% of Reserves	2008 Proved Reserves (Boe)	2007 Proved Reserves (Boe)	% Change

Proved Developed Producing (PDP)	6.6%	337.4	501.1	(33.7%)
Proved Developed Non-Producing (PDNP)	5.5%	282.0	15.6	1700.7%
Proved Undeveloped (PUD)	87.8%	4,471.7	64.6	6,822.1%

Total	100%	5,091.1	581.3	7,758%
*Audited and final results will be included in the Company’s Filing on Form 10-K to be filed with the SEC in March 2009.

Reserves and Definitions
South Texas Oil Company includes important oil and gas reserves definitions in the “Glossary” section in its annual Filing on Form 10-K with the SEC.

 “Since installing new management in June 2008, we implemented disciplined top-to-bottom analysis of the Company,” said Mike Pawelek, Chairman and CEO.  “The comprehensive process included meticulous scrutiny of our asset base and core operating areas, our geologic and geophysical data, reserves data and extensive land and title review and evaluation.  In addition, our Chief Financial Officer undertook subsequent improvement of our reporting and accounting functions.  The review process has been a top priority for management that resulted in part in the increase in reserves reported today.  We booked a higher quantity of proved undeveloped locations due to what we believe is the lower-risk nature of these reserves as demonstrated through analogous well data from long-term historical production in the immediate areas that were evaluated.  The majority of the low-risk PUD locations are located in Giddings and Bastrop areas which have demonstrated reliable production and reservoir characteristics for South Texas Oil and other operators over the years.”

2009 Initial Capital Expenditure Budget
For 2009, the Board of Directors has approved a preliminary CAPEX budget of $10.0 million.  The 2009 drilling program focuses primarily on the Austin Chalk, Georgetown and Buda formations in the Giddings Field and Bastrop area where the Company has an inventory of 27 laterals which range from 500 to 5,000 feet.  The preliminary CAPEX budget includes an estimated $5.5 million for the Giddings and Bastrop laterals, $4.0 million for the previously announced Blue Moon Exploration Project Agreement, and $0.5 million for Matagorda Bay activities.

The preliminary 2009 CAPEX budget excludes acquisitions, but may include installation of gathering system infrastructure and pipeline hookups, and geophysical operations, including seismic data acquisition.  The CAPEX budget may be modified depending upon commodity prices and market conditions.  The Company intends to fund its 2009 drilling program through cash flow from operations, cash on hand and through potential debt or equity financings during 2009.

Pawelek continued:  “Through our asset evaluation process, we have force-ranked rate-of-return projects that can provide maximum value for shareholders in the current lower-price commodity environment.  The 27 laterals in inventory are low-cost re-entries of existing well bores that we believe are highly economical at present drilling and completion costs and commodity prices.  To ensure that we can drill the laterals, we have acquired additional leasehold in the Giddings core area, where we now own approximately 16,000 net mineral acres.  The lateral project is a focus for 2009 and provides us flexibility to return to our other projects at a later date when the commodity price backdrop improves.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (Nasdaq: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas.  Our core operating areas include South Texas, the Gulf Coast and the Rocky Mountains. South Texas Oil controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects.  The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction.  It continually evaluates producing property acquisition opportunities complementary to its core operating areas.  Please visit www.southtexasoil.com for additional information.

Forward-Looking Statements
This press release contains forward-looking information regarding South Texas Oil Company that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on the Company's current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of the Company’s management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. The Company does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.